                                                                    Exhibit 99.1


                                                                    ATTACHMENT I

IBM REPORTS 2002 FOURTH-QUARTER AND FULL-YEAR RESULTS

o Fourth-quarter diluted earnings per share of $1.11, including $.23 of net charges, or $1.34 excluding the net charges;

o Income from continuing operations of $1.9 billion, including $405 million of net charges in the fourth quarter;

o Fourth-quarter revenues from continuing operations of $23.7 billion, up 7 percent

       ARMONK, N.Y., January 16, 2003 . . . IBM today announced fourth-quarter 2002 diluted earnings per common share from continuing operations of $1.11, including $.23 per diluted share for charges primarily associated with the acquisition and integration of PricewaterhouseCoopers Consulting (PwCC), compared with diluted earnings per common share of $1.46 in the fourth quarter of 2001. Excluding the charges, diluted earnings per share from continuing operations would be $1.34. Fourth-quarter income from continuing operations was $1.9 billion -- including $405 million of charges -- compared with $2.6 billion in the fourth-quarter 2001. Excluding the charges, income from continuing operations would be $2.3 billion. Revenues from continuing operations for the fourth quarter were $23.7 billion, up 7 percent (4 percent at constant currency) compared with the fourth quarter of 2001 revenues of $22.1 billion.

       Samuel J. Palmisano, IBM chairman and chief executive officer, said: "In one of the most challenging years in business, we delivered a solid quarter and finished the year strong. We continued to gain share in our core businesses and managed our company very well in a tough environment. Our e-business on demand strategy is resonating as more customers look to IBM to improve productivity and drive competitive advantage.

       "In 2002, our strong cash flow gave us the flexibility to invest in future growth and shareholder value. We made a number of strategic decisions and took the necessary actions to better position our company. We strengthened our software portfolio through a number of important acquisitions, the latest in December when we announced the agreement to acquire Rational Software. At year end, IBM's financial position was strong enough for us to take the important step of fully funding the U.S. pension plan.

       "Technology Group and the Personal Systems segment continued to improve operations and returned to profitability in the fourth quarter. The integration of PricewaterhouseCoopers Consulting is on track, and already we are seeing substantial benefit from this acquisition. IBM Global Services continued to gain share and delivered strong signings of more than $18 billion.

       "I am proud of the hard work and dedication of the IBM team and their accomplishments last year and look forward to building on this momentum in 2003."

       From continuing operations in the fourth quarter, the Americas revenues were $10.3 billion, an increase of 5 percent (7 percent at constant currency) from the 2001 period. Revenues from Europe/Middle East/Africa were $7.8 billion, up 13 percent (1 percent at constant currency). Asia-Pacific revenues grew 7 percent (4 percent at constant currency) to $4.8 billion. OEM revenues decreased 11 percent (11 percent at constant currency) to $828 million compared with the fourth quarter of 2001.

       Revenues from Global Services, including maintenance, grew 17 percent (13 percent at constant currency) in the fourth quarter to $10.6 billion driven by the PwCC acquisition. Global Services revenues, excluding maintenance, increased 19 percent (15 percent at constant currency). IBM signed more than $18 billion in services contracts in the quarter compared with $9 billion in the 2002 third quarter, including a significant contract with JP Morgan Chase that utilizes new on demand technologies. The integration of PwCC to

                                      Pag1
form Business Consulting Services in the quarter is on track.

       Hardware revenues from continuing operations increased 1 percent (down 1 percent at constant currency) to $8.1 billion from the 2001 fourth quarter. Despite continued weak IT spending, revenues at constant currency from xSeries Intel-based servers grew with high-end server demand particularly strong, while revenues from pSeries UNIX- based servers were flat with fourth-quarter 2001 revenues. IBM eServer revenues from iSeries declined year over year. While zSeries revenues also declined in the quarter from a year ago, total deliveries of zSeries computing power as measured in MIPS (millions of instructions per second) increased 13 percent compared with 7 percent in the third- quarter 2002. Revenues from microelectronics decreased in the quarter as did overall storage products revenues although its disk storage revenues increased, driven by high-end "Shark" products. The personal computer unit grew year-over-year revenues in the fourth quarter compared with declining revenues in the third-quarter 2002.

       Software revenues were flat (down 2 percent in constant currency) at $3.8 billion compared to the 2001 fourth quarter. Middleware products, which include WebSphere and DB2, declined 1 percent at constant currency in the fourth quarter of 2002.

       WebSphere, IBM's family of e-business middleware products, grew 4 percent from a year ago. IBM's leading database management software, DB2, grew 11 percent. Lotus and Tivoli revenues were flat compared with the year-ago period. Operating systems revenues decreased compared with the prior-year period. In the fourth-quarter 2002, IBM announced an agreement to acquire Rational Software for $2.1 billion. Rational Software develops tools to build, test and manage software projects and further complements the company's middleware family of products.

       Global Financing revenues decreased 11 percent (11 percent at constant currency) in the fourth quarter of 2002 to $829 million. Revenues from the Enterprise Investments/Other area, which includes industry-specific IT solutions, increased 1 percent (down 6 percent at constant currency) compared to the fourth quarter of 2001 to $343 million.

       The company's overall gross profit margin from continuing operations was
38.8 percent in the fourth quarter, compared to 40.3 percent in the year-ago quarter.

       In the fourth quarter, total expense and other income from continuing operations of $6.5 billion increased 21 percent over the year- earlier period, including charges of $614 million associated with the acquisition and integration of PwCC and related restructuring as well as one-time compensation costs, which are partially offset by a $40 million benefit from net adjustments to restructuring charges from the second- quarter actions. Specifically, selling, general and administrative expense increased 16 percent reflecting the PwCC charges offset by a benefit from net adjustments related to second-quarter actions, as well as lower goodwill expense. Research and development expense decreased 3 percent in the fourth quarter. Lower intellectual property and custom development income and other (income) and expense had a negative impact on results compared with the year-earlier period. Overall, IBM continues to benefit from the company's continuing e-business transformation and productivity enhancements.

       IBM's effective tax rate from continuing operations in the fourth quarter was 29.5 percent compared with 28.6 percent in the fourth quarter of 2001.

       As previously announced in June, the company reached an agreement with Hitachi, Ltd. to sell its hard disk drive business, and, therefore, the results from continuing operations exclude the HDD business. The HDD business is presented separately as discontinued operations. The transaction with Hitachi was completed on December 31, 2002.

       For the fourth-quarter 2002, IBM reported a loss from discontinued operations of $893 million, or $.52 per diluted common share, including $625 million on an after-tax basis, or $.36 per diluted share, for asset write-offs, workforce reductions and the loss related to the HDD sale, compared with a loss from discontinued operations of $232 million, or $.13 per diluted share in the 2001 fourth quarter.

       For total operations, net income for the fourth-quarter 2002 was $1.0 billion, or $.59 per diluted common share, compared with $2.3 billion in net income, or $1.33 per diluted share, in the fourth quarter of 2001. Total revenues of $24.2 billion, which includes $548 million of revenues from the HDD unit, increased 6 percent from a year ago.

       In the fourth quarter, IBM spent approximately $75 million on share repurchases. The average number of basic common shares outstanding in the quarter was 1.70 billion compared with 1.72 billion shares in the same period of 2001.

Full-Year 2002 Results

       For the year ended December 31, 2002, income from continuing operations was $5.3 billion, or $3.07 per diluted common share. In the prior-year period, income from continuing operations was $8.1 billion, or $4.59 per diluted share. Revenues from continuing operations totaled $81.2 billion, a decline of 2 percent (3 percent at constant currency) compared with 2001 revenues of $83.1 billion.

       Included in income from continuing operations for full-year 2002 are the after-tax charge of $433 million, or $.25 per diluted share, related to the PwCC integration in the fourth quarter and the after-tax charges of $1.1 billion, or $.63 per diluted share, associated with the second quarter realignment of the Microelectronics Division and productivity actions.

       In the Americas, full-year revenues were $36.4 billion, down 3 percent (1 percent at constant currency) from the 2001 period. Revenues from Europe/Middle East/Africa were $24.3 billion, an increase of 1 percent (down 4 percent at constant currency) from the 2001 period. Asia-Pacific revenues were flat (flat at constant currency) at $17.2 billion. OEM revenues decreased 24 percent (24 percent at constant currency) to $3.3 billion.

       Revenues from Global Services in 2002 totaled $36.4 billion, an increase of 4 percent (3 percent at constant currency). Hardware revenues were $27.5 billion, a decrease of 10 percent (11 percent at constant currency). Software revenues totaled $13.1 billion, an increase of 1 percent (flat at constant currency). Global Financing revenues totaled $3.2 billion, a decrease of 6 percent (5 percent at constant currency). Revenues from the Enterprise Investments/Other area declined 8 percent (10 percent at constant currency) to $1.1 billion.

       Loss from discontinued operations for 2002 was $1.8 billion, or $1.01 per diluted share, including $1.0 billion on an after-tax basis, or $.59 per diluted share, for asset write-offs, workforce reductions and the loss related to the HDD sale, compared with a loss from discontinued operations of $423 million, or $.24 per diluted share in the prior year.

       For total operations, net income for 2002 was $3.6 billion, or $2.06 per diluted share compared with $7.7 billion, or $4.35 per diluted share in 2001. Total revenues of $83.1 billion, which includes $1.9 billion of revenues from the HDD unit, declined 3 percent from a year ago.

       Share repurchases totaled approximately $4.2 billion in 2002. The average number of basic common shares outstanding in 2002 was 1.70 billion compared with 1.73 billion shares in 2001. In addition, total basic shares outstanding increased by 24.0 million shares due to a contribution of IBM stock at year end to the company's U.S. pension plan. There were 1.72 billion basic common shares outstanding at December 31, 2002.

       During 2002, the company's strong cash flow provided the flexibility to make appropriate investments to support future growth and shareholder value. Significant investments in strategic acquisitions, notably PwCC in services and several software acquisitions, strengthened

IBM's business portfolio, as did divestitures from some non-strategic business areas such as hard disk drives. Additionally, at the end of December, IBM contributed approximately $4 billion to its U.S. pension plan -- $2.1 billion in cash with the remaining $1.9 billion in IBM stock -- which restored the plan to fully funded status, as measured by its accumulated benefit obligation. Cash at year-end 2002 was $6.0 billion compared with $6.4 billion last year.

       Debt, including global financing, totaled $26.0 billion, a decrease of $1.2 billion from year-end 2001. The core debt-to-capitalization ratio was 10 percent at the end of 2002, and global financing debt declined $1.7 billion from year-end 2001 to a total of $23.8 billion, resulting in a debt-to-equity ratio of 6.9 to 1.

Forward-Looking and Cautionary Statements

       Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

Conference Call and Webcast

       IBM's regular quarterly earnings conference call is scheduled to begin at 5:00 p.m. EST, today. Investors may participate by viewing the webcast at www.ibm.com/investor/4q02.

Financial Results Attached

             INTERNATIONAL BUSINESS MACHINES CORPORATION
                    COMPARATIVE FINANCIAL RESULTS
            (Dollars in millions except per share amounts)

                       Three Months             Twelve Months
                    Ended December 31,        Ended December 31,

                                   Percent                   Percent
                     2002     2001  Change     2002     2001  Change
                  -------  ------- -------  -------  ------- -------
REVENUE

 Global Services  $10,575   $9,061    16.7% $36,360  $34,956     4.0%
  Gross margin       26.3%    28.2%            26.3%    27.5%

 Hardware           8,136    8,029     1.3%  27,456   30,593   -10.3%
  Gross margin       31.2%    30.9%            27.1%    30.6%

 Software           3,801    3,784     0.4%  13,074   12,939     1.0%
  Gross margin       87.0%    85.2%            84.4%    82.5%

 Global Financing     829      927   -10.5%   3,232    3,426    -5.6%
  Gross margin       55.2%    55.4%            56.2%    50.6%

 Enterprise Investments/
 Other                343      340     1.1%   1,064    1,153    -7.7%
  Gross margin       32.9%    45.8%            42.6%    45.0%


TOTAL REVENUE      23,684   22,141     7.0%  81,186   83,067    -2.3%


                                     Page 4


GROSS PROFIT        9,191    8,933     2.9%  30,284   31,889    -5.0%
  Gross margin       38.8%    40.3%            37.3%    38.4%


EXPENSE AND OTHER INCOME

 S,G&A              5,440    4,698    15.8%  18,738   17,048     9.9%
  % of revenue       23.0%    21.2%            23.1%    20.5%

 R,D&E              1,204    1,241    -2.9%   4,750    4,986    -4.7%
  % of revenue        5.1%     5.6%             5.9%     6.0%

 Intellectual property
  and custom development
  income             (329)    (464)  -29.1%  (1,100)  (1,476)  -25.5%
 Other (income)
   and expense        116     (189)     nm      227     (353)     nm
 Interest expense      48       53    -8.4%     145      234   -37.9%

TOTAL EXPENSE AND
OTHER INCOME        6,479    5,339    21.4%  22,760   20,439    11.4%
  % of revenue       27.4%    24.1%            28.0%    24.6%

INCOME FROM CONTINUING
OPERATIONS BEFORE
INCOME TAXES        2,712    3,594   -24.5%   7,524   11,450   -34.3%
  Pre-tax margin     11.4%    16.2%             9.3%    13.8%

Provision for
income taxes          801    1,029   -22.1%   2,190    3,304   -33.7%
  Effective tax
  rate               29.5%    28.6%            29.1%    28.9%


INCOME FROM CONTINUING
OPERATIONS         $1,911   $2,565   -25.5%  $5,334   $8,146   -34.5%
  Net margin          8.1%    11.6%             6.6%     9.8%


DISCONTINUED OPERATIONS
Loss from discontinued
operations           (893)    (232)     nm   (1,755)    (423)     nm

NET INCOME         $1,018   $2,333   -56.4%  $3,579   $7,723   -53.7%

Preferred stock
dividends               0        0                0       10

NET INCOME
APPLICABLE TO COMMON
STOCKHOLDERS       $1,018   $2,333   -56.4%  $3,579   $7,713   -53.6%
                   ======   ======           ======   ======

EARNINGS/(LOSS)PER SHARE
OF COMMON STOCK

 ASSUMING DILUTION
  CONTINUING
   OPERATIONS       $1.11    $1.46   -24.0%   $3.07    $4.59   -33.1%
  DISCONTINUED
   OPERATIONS       (0.52)   (0.13)     nm    (1.01)   (0.24)     nm
                   ------   ------           ------   ------
  TOTAL             $0.59    $1.33   -55.6%   $2.06    $4.35   -52.6%
                   ======   ======           ======   ======
 BASIC
  CONTINUING
   OPERATIONS       $1.12    $1.49   -24.8%   $3.13    $4.69   -33.3%
  DISCONTINUED
   OPERATIONS       (0.53)   (0.14)     nm    (1.03)   (0.24)     nm
                   ------   ------           ------   ------
  TOTAL             $0.60*   $1.35   -55.6%   $2.10    $4.45   -52.8%
                   ======   ======           ======   ======
AVERAGE NUMBER OF
COMMON SHARES
OUTSTANDING (M's)
  ASSUMING
   DILUTION       1,728.7  1,758.0          1,730.9  1,771.2
  BASIC           1,699.1  1,722.4          1,703.2  1,733.3

nm - not meaningful

*  Does not total due to rounding.

              INTERNATIONAL BUSINESS MACHINES CORPORATION
              CONSOLIDATED STATEMENT OF FINANCIAL POSITION

                                         At           At
(Dollars in millions)           December 31, December 31,  Percent
                                       2002         2001    Change
                                -----------  -----------   -------
ASSETS

 Cash, cash equivalents,
 and marketable securities           $5,975       $6,393     -6.5%

 Receivables - net, inventories,
 prepaid expenses                    35,677       36,068     -1.1%

 Plant, rental machines,
 and other property - net            14,440       16,504    -12.5%

 Investments and other assets        40,392       29,348     37.6%
                                   --------     --------

TOTAL ASSETS                        $96,484      $88,313      9.3%
                                   ========     ========


LIABILITIES AND STOCKHOLDERS' EQUITY

 Short-term debt                     $6,031      $11,188    -46.1%
 Long-term debt                      19,986       15,963     25.2%
                                   --------     --------
 Total debt                          26,017       27,151     -4.2%

 Accounts payable, taxes,
 and accruals                        28,519       23,931     19.2%

 Other liabilities                   19,181       13,617     40.9%
                                   --------     --------
TOTAL LIABILITIES                    73,717       64,699     13.9%

STOCKHOLDERS' EQUITY                 22,767       23,614     -3.6%
                                   --------     --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                $96,484      $88,313      9.3%
                                   ========     ========

                 INTERNATIONAL BUSINESS MACHINES CORPORATION
                               SEGMENT DATA

                                       FOURTH QUARTER 2002
                         ---------------------------------------------
                                                       Pre-tax
                                                        Income
                                                        (Loss)
                                                          From
(Dollars in millions)    -------- Revenue  -------- Continuing  Pre-tax
                         External Internal    Total Operations   Margin
                         -------- -------- -------- ----------  -------
SEGMENTS

Global Services          $10,575     $765   $11,340      $619      5.5%
          % change          16.7%     5.7%     15.9%    -56.2%

Enterprise Systems         4,200      133     4,333       821     18.9%
          % change           3.1%   -18.4%      2.3%     14.2%

Personal and Printing
Systems                    3,002       60     3,062        47      1.5%
          % change           3.2%      nm       4.4%       nm

Technology                   963      228     1,191        42      3.5%
          % change         -19.0%   -26.0%    -20.4%       nm

Software                   3,801      381     4,182     1,284     30.7%
          % change           0.4%    29.2%      2.5%     10.0%

Global Financing             828      322     1,150       278     24.2%
          % change         -10.1%    70.4%      3.6%      4.9%

Enterprise Investments       328        1       329       (89)   -27.1%
          % change          -2.4%              -2.7%    -20.3%

TOTAL SEGMENTS            23,697    1,890    25,587     3,002     11.7%
          % change           6.4%    10.9%      6.7%    -14.0%

Eliminations / Other         (13)  (1,890)   (1,903)     (290)

TOTAL IBM                $23,684       $0   $23,684    $2,712     11.4%
          % change           7.0%               7.0%    -24.5%

nm - not meaningful

                                      FOURTH QUARTER 2001
                         ----------------------------------------------
                                                       Pre-tax
                                                        Income
                                                        (Loss)
                                                          From
(Dollars in millions)    -------- Revenue  -------- Continuing  Pre-tax
                         External Internal    Total Operations   Margin
                         -------- -------- -------- ----------  -------
SEGMENTS

Global Services           $9,061     $724    $9,785    $1,413     14.4%

Enterprise Systems         4,074      163     4,237       719     17.0%

Personal and Printing
Systems                    2,910       23     2,933       (17)    -0.6%

Technology*                1,189      308     1,497        16      1.1%

Software                   3,784      295     4,079     1,167     28.6%

Global Financing             921      189     1,110       265     23.9%

Enterprise Investments       336        2       338       (74)   -21.9%

TOTAL SEGMENTS            22,275    1,704    23,979     3,489     14.6%

Eliminations / Other*       (134)  (1,704)   (1,838)      105

TOTAL IBM                $22,141       $0   $22,141    $3,594     16.2%


* Reclassified to conform with 2002 presentation.

                 INTERNATIONAL BUSINESS MACHINES CORPORATION
                                SEGMENT DATA

                                     TWELVE MONTHS 2002
                         ----------------------------------------------
                                                       Pre-tax
                                                        Income
                                                        (Loss)
                                                          From
(Dollars in millions)    -------- Revenue  -------- Continuing  Pre-tax
                         External Internal    Total Operations   Margin
                         -------- -------- -------- ----------  -------
SEGMENTS

Global Services          $36,360   $2,854   $39,214    $3,657      9.3%
          % change           4.0%     7.8%      4.3%    -29.1%

Enterprise Systems        12,646      659    13,305     1,561     11.7%
          % change          -8.0%    -7.2%     -7.9%    -14.7%

Personal and Printing
Systems                   11,049      139    11,188        57      0.5%
          % change          -7.8%    90.4%     -7.2%       nm

Technology                 3,935      877     4,812    (1,057)   -22.0%
          % change         -23.6%   -39.6%    -27.1%       nm

Software                  13,074    1,225    14,299     3,556     24.9%
          % change           1.0%    24.9%      2.7%     12.2%

Global Financing           3,203      939     4,142       955     23.1%
          % change          -6.0%    12.3%     -2.4%    -16.4%

Enterprise Investments     1,022        4     1,026      (293)   -28.6%
          % change          -8.6%     0.0%     -8.6%      7.6%

TOTAL SEGMENTS            81,289    6,697    87,986     8,436      9.6%
          % change          -2.4%    -0.1%     -2.2%    -23.4%

Eliminations / Other        (103)  (6,697)   (6,800)     (912)

TOTAL IBM                $81,186       $0   $81,186    $7,524      9.3%
          % change          -2.3%              -2.3%    -34.3%

nm - not meaningful

                                      TWELVE MONTHS 2001
                         ----------------------------------------------
                                                       Pre-tax
                                                        Income
                                                        (Loss)
                                                          From
(Dollars in millions)    -------- Revenue  -------- Continuing  Pre-tax
                         External Internal    Total Operations   Margin
                         -------- -------- -------- ----------  -------
SEGMENTS

Global Services          $34,956   $2,647   $37,603    $5,161     13.7%

Enterprise Systems        13,743      710    14,453     1,830     12.7%

Personal and Printing
Systems                   11,982       73    12,055      (153)    -1.3%

Technology*                5,149    1,451     6,600       177      2.7%

Software                  12,939      981    13,920     3,168     22.8%

Global Financing           3,407      836     4,243     1,143     26.9%

Enterprise Investments     1,118        4     1,122      (317)   -28.3%

TOTAL SEGMENTS            83,294    6,702    89,996    11,009     12.2%

Eliminations / Other*       (227)  (6,702)   (6,929)      441

TOTAL IBM                $83,067       $0   $83,067   $11,450     13.8%


* Reclassified to conform with 2002 presentation.



Contact:  Bill Hughes, 914-499-6565
          bhughes@us.ibm.com
          Carol Makovich, 914 499-6212
          makovich@us.ibm.com